Exhibit 99.1
                                                                    ------------

Press Release

Source:  Weststar Financial Services Corporation
Asheville, North Carolina
October 22, 2004

             WESTSTAR FINANCIAL SERVICES CORPORATION EARNINGS UP 26%

     Weststar Financial Services Corporation (OTC:BB "WFSC") reported consolidated net income of $456,388 for the nine-month period ended September 30, 2004 compared to $363,213 for 2003 -- an increase of 26%. On a per share basis, earnings for the first nine months of 2004 were $.37 vs. $.30 per diluted share for the comparable nine-month period in 2003 - an increase of 24%.

     For the quarters ended September 30, 2004 and 2003, Weststar Financial Services Corporation reported consolidated net income of $163,539 and $136,146, respectively, -- an increase of 20%. On a per share basis, diluted earnings for the three-month period were $.13 vs. $11 per diluted share for the comparable three-month period in 2003 - an increase of 18%.

     Growth in earnings was primarily attributable to increased net interest income and improvements in asset quality. During the nine-month period September 30, 2004, the Federal Reserve Bank raised its target rate for overnight funds 75 basis points, which resulted in a rate of 1.75%. Improved economic condition and management's continued focus on strong credit underwriting and loan monitoring resulted in fewer loan charge-offs and a lower provision to the loan loss reserve during the period.

     At September 30, 2004, consolidated assets totaled $127.9 million - a 23% increase over September 30, 2003. Asset growth was realized in investments at $23.3 million, which was up 23%, and in loans, which increased 20% over September 30, 2003 to $82.0 million. The Company continued to maintain a strong reserve allowance for loans at 1.85% of outstanding loans. This represented a 27% increase from September 30, 2003. Deposits reflected significant growth increasing 21% to $111.6 million at September 30, 2004 compared to the previous year. A real estate trust deposit account in excess of $4.7 million was opened during the latter part of September 2004. Funds in this account are considered to be short-term in nature. Excluding this account, deposits increased in excess of 14%. Shareholders' equity increased 8% over September 30, 2003 to $9.7 million at September 30, 2004.

     Year-to-date operating ratios reflect improvement. Return on assets was ..53% compared to .49% and return on equity was 6.47% compared to 5.44% for the nine-month periods ended September 30, 2004 and 2003, respectively.

     G. Gordon Greenwood, Chief Executive Officer, stated that the Bank was pleased in reaching the $127.9 million asset level, and that the Bank had shown steady growth by focusing on building strong customer relationships in our local community. In September The Bank of Asheville was presented the 2004 Local Lending Institution of the Year Award by the Minority Enterprise Development Week Committee. This is the sixth consecutive year that The Bank of Asheville has been awarded this prestigious honor.


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


     Weststar Financial Services Corporation is the parent company of The Bank of Asheville and Weststar Financial Services Corporation I. The bank operates 4 full-service banking offices in Buncombe County, North Carolina -- Asheville, Candler, Leicester and Arden.

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.


For Further Information, please contact:  Randall C. Hall
                                          Executive Vice President and Secretary
                                          Chief Financial Officer
                                          Phone (828) 232-2904
                                          Fax      (828) 350-3904
                                          e-mail rhall@bankofasheville.com
                                                 -------------------------


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





            Weststar Financial Services Corporation and Subsidiaries
                              Financial Highlights


                                               9/30/2004             9/30/2003

Assets                                       $ 127,878,681        $ 104,195,359

Deposits                                     $ 111,612,350        $  92,607,672

Loans (Gross)                                $  82,041,295        $  68,451,626
Allowance for Loan Losses                    $  (1,517,760)       $  (1,194,720)
Loans (Net)                                  $  80,523,535        $  67,256,906

Investments                                  $  23,325,008        $   8,944,839

Shareholders' Equity                         $   9,675,225        $   8,992,083



                                   Three Months Ended           Nine Months Ended
                                 9/30/2004     9/30/2003     9/30/2004     9/30/2003


Net interest income             $1,136,017    $1,036,962    $3,357,300    $2,910,330
Provision for loan losses          127,500       454,300       740,300     1,097,680
                                ----------------------------------------------------
Net interest income after
 provision for loan losses       1,008,517       582,662     2,617,000     1,812,650
                                ----------------------------------------------------
Other income                       393,734       445,482     1,233,641     1,276,140
Other expenses                   1,129,902       803,648     3,116,138     2,495,127
                                ----------------------------------------------------
Income before taxes                272,349       224,496       734,503       593,663
                                ----------------------------------------------------
Income taxes                       108,810        88,350       278,115       230,450
                                ----------------------------------------------------
Net income                      $  163,539    $  136,146    $  456,388    $  363,213
                                ====================================================

Earnings per share*:
  Basic                         $     0.14    $     0.12    $     0.39    $     0.32
                                ====================================================
  Diluted
                                $     0.13    $     0.11    $     0.37    $     0.30
                                ====================================================

ook value per share*            $     8.30    $     7.71    $     8.30    $     7.71
                                ====================================================

Average shares outstanding*:
  Basic                          1,166,208     1,151,023     1,166,208     1,149,712
  Diluted                        1,222,024     1,214,191     1,225,303     1,204,892

Number of shares outstanding*    1,166,208     1,166,208     1,166,208     1,166,208

Ratios:
  Return on Assets                    0.53%         0.52%         0.53%         0.49%
  Return on Equity                    6.84%         6.03%         6.47%         5.44%
  Capital to Assets                   7.81%         8.68%         8.18%         9.06%
  Loan Loss Allowance to
    Loans Outstanding                 1.85%         1.75%         1.85%         1.75%

* Shares and per share amounts adjusted for 6-for-5 stock dividend paid September 30, 2003.


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